CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-188840 on Form N-1A of our report dated August 20, 2013, relating to the financial statements of Babson Global Floating Rate Fund and Babson Global Credit Income Opportunities Fund (comprising the Babson Capital Funds Trust) as of August 20, 2013, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 20, 2013